Exhibit 10.1

February 27th, 2019

Rodrigo De Oliveira

Dear Mr. Oliveira,

Congratulations! We are very pleased to offer you a new position with KUSHCO HOLDINGS, INC., a Nevada corporation (the "Company") as an Interim Chief Operations Officer. Your new position is subject to the terms and conditions set forth in this letter.

This letter is to confirm our understanding with respect to your future employment by KushCo Holdings or any present or future parent, subsidiary, affiliate or successor thereof (collectively, the "Company"). The terms and conditions agreed to in this letter are hereinafter referred to as the "Offer". In consideration of the mutual promises and covenants contained in this Offer, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

Employment

Subject to the terms and conditions of this Offer, you will be employed by the Company as a full-time Interim Chief Operations Officer reporting to Nicholas Kovacevich, Chief Executive Officer. You will have the responsibilities, duties and authority commensurate with the position of Interim Chief Operations Officer as determined by the Officers and/or the Board of Directors of the Company from time to time. You agree to devote your full business time attention and best efforts to the performance of your duties and to the furtherance of the Company's interests during your employment.

Subject to the terms hereof, your promotion hereunder will commence on February 25th, 2019 (the "Commencement Date"). Your employment with the Company is deemed to be "at will" and can be terminated by the Company or you at any time without prior notice or without reason.

The principal location at which you will perform such services will be our facility in Garden Grove, CA.

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Compensation

Effective February 25th, 2019 you will be increased to a base salary at the annual rate of $225,000.00 (the "Base Salary"). The Base Salary will be payable bi-weekly installments in accordance with the Company's payroll practices as in effect, as may be amended from time to time. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

Bonus

You will be eligible to earn up to 50% of your base salary and any other discretionary incentives as approved by the Board and the KushCo Holdings' Leadership Team. For Fiscal Year 2019 you will be eligible to earn $40,000.00 in guaranteed Bonus Compensation which will be paid out in equal quarterly installments of $10,000.00 beginning September 2018.

Equity Compensation

Subject to the approval of the Company's Board of Directors and any other necessary approvals, you will be granted options to purchase 100,000 shares of the Company's common stock at a per share price equal to the closing price of the common stock on the date of grant, as determined by the Company's Board of Directors (the "Grant Date").

The options granted to you shall vest or accrue, as applicable, over a three-year period as follows: (i) 33% shall be deemed vested or accrued, as applicable, on the date which is twelve (12) months following the Grant Date and none before such date; and (ii) the balance of the Option Shares will be vested in a series of twenty-four (24) successive equal monthly installments. Should your employment terminate before the date which is twelve (12) months following the Grant Date, the options granted to you shall not be deemed vested, accrued, or exercisable. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Notwithstanding anything to the contrary, all terms and conditions of any stock options granted to you shall be governed by the terms and conditions of the applicable option agreement (as may be amended from time to time), which you will be required to sign.

This letter sets forth the entire agreement between us and supersedes any prior agreements or understandings between us pertaining to the subject matter of this letter. You acknowledge you have not signed this letter based on any representation that is not expressly stated in this letter.

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All of us at the Company are excited at the prospect of you contributing to the team in your new role. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me within three business days. This offer is open for you to accept until March 4th, 2019 at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

/s/ Nicholas Kovacevich

Nicholas Kovacevich
Chief Executive Officer

I accept the Company's offer of full-time employment pursuant to the terms and conditions described above and acknowledge receipt of the pay rate and pay day information.

By:	/s/ Rodrigo de Oliveira
Name:	Rodrigo de Oliveira
Date:	2/27/2019